TORTOISE ENERGY CAPITAL CORPORATION
11550 ASH STREET, SUITE 300
LEAWOOD, KS 66211

May 5, 2009

Dear Stockholder:

We previously sent you proxy materials for the Annual Meeting of Tortoise Energy Capital Corporation to be held on Friday, May 22, 2009 at 9:00 a.m., Central Time at 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

The Board of Directors recommends that you vote “FOR” the election of Charles E. Heath, “FOR” the proposal to grant the Company the authority to sell common shares below net asset value, subject to certain conditions, and “FOR” the ratification of the selection of Ernst & Young LLP as independent accountants.

Since we have not yet received your vote, another proxy card is enclosed for your convenience. The definitive proxy statement, including a description of the proposals, is available on the internet at http://tygd.client.shareholder.com/annual-proxy.cfm or by clicking SEC Filings on the Tortoise Energy Capital Corporation page on our adviser’s website at www.tortoiseadvisors.com. You may return your completed proxy card via fax to (913) 981-1021 or in the enclosed return envelope. If you have any questions about the enclosed proxy card or need any assistance in voting your shares, please call (866) 362-9331. Whether or not you expect to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy as promptly as possible. Even if you have given your proxy, you may still vote in person if you attend the meeting. If you have already returned your signed proxy card, thank you for your response and please disregard this letter.

Management believes these proposals will benefit all stockholders.  Your vote is important regardless of the number of shares you own.  Please take a few minutes to consider the proposals and return your proxy today.

Sincerely,

/s/ David J. Schulte
CEO and President

Encl.